Exhibit 99.1

New Enterprise Stone & Lime Co., Inc. Announces Preliminary, Unaudited Estimates of FY12 Financial Results

New Enterprise, PA — July 10, 2012 — New Enterprise Stone & Lime Co., Inc. (the “Company”), a leading privately held, vertically integrated construction materials supplier and heavy/highway construction contractor in Pennsylvania and western New York and a national traffic safety services and equipment provider, today announced that its fiscal year 2012 revenue is expected to be approximately $704.0 million compared to $726.0 million in fiscal year 2011, and fiscal year 2012 operating profit is expected to be approximately $8.5 million compared to $31.0 million in fiscal year 2011.  The lower than expected fiscal year 2012 operating profit was driven primarily by decreased operating profit in the heavy/highway construction segment, Hire Act Tax Credits not received in the current year, increased compliance costs, and costs associated with the implementation of the Company’s new enterprise-wide resources planning  system (“ERP”).

Paul I. Detwiler, III, the Company’s President, said, “We are disappointed in the operating profit for fiscal 2012, however we believe that the market has reached the bottom and we are hopeful for a recovery.”

The Company announced in May that complications in the ERP implementation and the material weaknesses in the Company’s internal controls over financial reporting previously reported in the Company’s filings with the Securities and Exchange Commission have caused the Company to be unable to compile all information necessary to prepare and file its Annual Report on Form 10-K for the fiscal year ended February 29, 2012 within the prescribed period (on or before May 29, 2012) without unreasonable effort or expense. The Company announced today that it will require additional time to prepare its Form 10-K and its Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2012.  The Company expects to complete and file the Form 10-K by July 31, 2012 and the first fiscal quarter Form 10-Q by September 15, 2012, however there can be no assurances that the preparation and filing of the Form 10-K or the Form 10-Q will not be further delayed.

The Company’s ABL facility requires the Company to deliver its fiscal year 2012 annual financial statements to the lender by May 29, 2012 and its first fiscal quarter 2013 financial statements to the lender by July 16, 2012. The Company is in discussions with its lender to obtain an extension to these financial reporting requirements. While the Company anticipates that it will receive an extension, there can be no assurance that an extension will be obtained. A failure to obtain such an extension could result in an acceleration of the Company’s indebtedness under the ABL facility and a cross-default under the Company’s other indebtedness.

About New Enterprise Stone & Lime Co., Inc.

New Enterprise Stone & Lime Co., Inc. is a leading privately held, vertically integrated construction materials supplier and heavy/highway construction contractor in Pennsylvania and western New York and a national traffic safety services and equipment provider. The Company’s core businesses include: (i) construction materials (aggregate production (crushed stone and construction sand and gravel), hot mix asphalt production, ready mixed concrete production and concrete products (precast/prestressed structural concrete components and masonry block manufacturing)), (ii) heavy/highway construction (heavy construction, blacktop paving and other site preparation services) and (iii) traffic safety services and equipment. For more information, please visit the Company’s website at www.nesl.com.

Forward-Looking Statements

Statements included herein may constitute “forward looking statements, “ including statements relating to when the Company will prepare and file with the SEC its fiscal year 2012 Form 10-K and first quarter fiscal 2013 Form 10-Q. These statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s reports filed with the Securities and Exchange Commission and, as to the timing of the preparation and filing of the Form 10-K and Form 10-Q, the ability to obtain and confirm financial information from the Company’s new ERP system. The Company undertakes no duty to update any forward looking statements made herein.

Contacts

At the Company:

New Enterprise Stone & Lime Co., Inc.

Paul I. Detwiler III, President 814-766-2211

or

FTI Consulting, the Company’s Investor Relations Contact:

Daniel Hoey, 312-553-6718